This amendment of Form N-SAR/B for the Proshares Trust reflects the following changes to the original filing for the period ended 5/31/08,  transmitted on 7/30/08.

Item 13 - Change made to reflect the appropriate auditor at period end (PriceWaterHouseCoopers - Columbus, Ohio)

Item 77A - (Is the Registrant filing any of the following attachments with the current filing of Form N-SAR) changed to Yes

Item 77Q(1) - (Exhibits) changed to Yes